EXHIBIT 99.1
NEWS RELEASE FOR IMMEDIATE RELEASE	Contact American Realty Investors, Inc. Investor Relations (800) 400-6407 Investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. Reports Fourth Quarter and Full Year 2013 Results

Dallas (March 31, 2014) — American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the fourth quarter ended December 31, 2013. For the three months ended December 31, 2013, the Company reported a net income applicable to  common shares of $38.4 million or $3.33 per share, as compared to a net loss applicable to common shares of $5.1 million or $0.44 per share, as compared to the same period ended 2012.

For the twelve months ended December 31, 2013, we reported a net income applicable to common shares of $38.8 million or $3.37 per diluted earnings per share, as compared to a net loss applicable to common shares of $8.0 million or $0.7 per diluted earnings per share for same period ended 2012.

The current year net income applicable to common shares of $38.8 million includes $17.3 million of depreciation expense, $19.0 million of provisions on the impairment of notes receivable, $20.3 million of litigation settlement expense and real estate assets and gains from the sales real estate holdings of $98.5 million.

The Company's commitment to first stabilizing, then enhancing value to our real estate portfolios has proven successful evidenced by our improved results of our operations. During the current year, we have realized the benefits of streamlined operations and the completion of several high-value asset sales thus improving cash flows on our existing portfolio.

Our apartment portfolio continues to excel in the current economic conditions with occupancies averaging over 95% and increasing rental rates. We have been able to surpass expectations due to the high-quality product offered, strength of our management team and our commitment to our tenants.

Our commercial portfolio expects to continue to improve as the Company has been diligent in our actions to re-lease vacant space and has been successful in attracting high-quality tenants and expects to see the benefits of those new leases over the next twelve months. We continue to work aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

In the current period, rental and other property revenues increased within the apartment portfolio by $3.4 million due primarily to increased rental rates and occupancy. The commercial portfolio the same properties decreased by $3.9 million related to some larger square-foot tenants downsizing or moving out and first year lease specials for new tenants. The Company expects the apartment and commercial portfolios to continue to improve and expects future growth in excess of the current period results.

Interest income was $19.4 million for the twelve months ended December 31, 2013 as compared to the prior period of $14.6 million, due to an agreement made on January 1, 2013, whereby the Company extended the maturity on the surplus cash flow notes receivable from Unified Housing Foundation, Inc. for an additional term of five years in exhange for an early termination of the preferred interest rate.

Other income was $10.2 million for the twelve months ended December 31.2013 due to the Mercer/Travelers land note payoff.  Per the terms of the agreement, the note was paid off at a discounted rate and $7.5 million was recognized as a gain. There was also $2.5 million recognized from the settlement of a commercial real estate obligation.

Mortgage and loan interest expense decreased by $2.0 million, as compared to the prior year expense primarily due to interest rate savings on refinances for our apartment portfolio. The current year refinances resulted in annual interest rate savings of $3.7 million.

Litigation settlement expense relates to guarantor settlements on various real estate assets that were foreclosed  upon in prior years. In order to avoid future litigation and legal expenses, we settled and are making payment plans on the agreed upon deficiencies.

About American Realtyy Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. For more information, visit the Company's website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2013	2012	2011
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues (including $670, $587 and $223 for the year ended 2013, 2012 and 2011, respectively, from related parties)	$89,636	$90,086	$80,075

Expenses:
Property operating expenses (including $804, $985 and $998 for the year ended 2013, 2012 and 2011, respectively, from related parties)	43,597	44,484	43,959
Depreciation	17,286	16,201	13,668
General and administrative (including $3,646, $3,539 and $4,264 for the year ended 2013, 2012 and 2011, respectively, from related parties)	7,934	6,051	13,157
Provision on impairment of notes receivable and real estate assets	18,980	2,330	42,409
Net income fee to related party	4,089	180	54
Advisory fee to related party	10,166	10,182	13,225
Total operating expenses	102,052	79,428	126,472
Operating income (loss)	(12,416)	10,658	(46,397)

Other income (expense):
Interest income (including $19,110, $14,182 and $10,122 for the year ended 2013, 2012 and 2011, respectively, from related parties)	19,445	14,612	10,948
Other income (including $0, $6 and $0 for the year ended 2013, 2012 and 2011, respectively, from related parties)	10,179	7,763	2,684
Mortgage and loan interest (including $3,927, $3,692 and $2,190 for the year ended 2013, 2012 and 2011, respectively, from related parties)	(38,101)	(40,095)	(43,247)
Deferred borrowing costs amortization	(2,959)	(688)	(1,896)
Loan charges and prepayment penalties	(5,557)	(3,574)	(439)
Gain (loss) on the sale of investments	(283)	(118)	91
Earnings from unconsolidated subsidiaries and investees	391	372	79
Litigation settlement	(20,313)	(175)	(225)
Total other expenses	(37,198)	(21,903)	(32,005)
Loss before gain (loss) on land sales, non-controlling interest, and taxes	(49,614)	(11,245)	(78,402)
Gain (loss) on land sales	(455)	5,475	34,247
Loss from continuing operations before tax	(50,069)	(5,770)	(44,155)
Income tax benefit (expense)	40,049	(329)	13,100
Net loss from continuing operations	(10,020)	(6,099)	(31,055)
Discontinued operations:
Loss from discontinued operations	(3,960)	(9,826)	(19,479)
Gain on sale of real estate from discontinued operations	98,951	8,885	56,907
Income tax benefit (expense) from discontinued operations	(33,247)	329	(13,100)
Net income (loss) from discontinued operations	61,744	(612)	24,328
Net income (loss)	51,724	(6,711)	(6,727)
Net (income) loss attributable to non-controlling interests	(10,448)	1,126	7,017
Net income (loss) attributable to American Realty Investors, Inc.	41,276	(5,585)	290
Preferred dividend requirement	(2,452)	(2,452)	(2,456)
Net income (loss) applicable to common shares	$38,824	$(8,037)	$(2,166)

Earnings per share - basic
Loss from continuing operations	$(1.99)	$(0.65)	$(2.30)
Income (loss) from discontinued operations	5.36	(0.05)	2.11
Net income (loss) applicable to common shares	$3.37	$(0.70)	$(0.19)

Earnings per share - diluted
Loss from continuing operations	$(1.99)	$(0.65)	$(2.30)
Income (loss) from discontinued operations	5.36	(0.05)	2.11
Net income (loss) applicable to common shares	$3.37	$(0.70)	$(0.19)

Weighted average common shares used in computing earnings per share	11,525,389	11,525,389	11,517,431
Weighted average common shares used in computing diluted earnings per share	11,525,389	11,525,389	11,517,431

Amounts attributable to American Realty Investors, Inc.
Loss from continuing operations	$(20,468)	$(4,973)	$(24,038)
Income (loss) from discontinued operations	61,744	(612)	24,328
Net income (loss)	$41,276	$(5,585)	$290

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2013	2012
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$799,698	$1,031,632
Real estate held for sale at cost, net of depreciation ($2,390 in 2013 and $4,393 in 2012 )	16,427	17,040
Real estate subject to sales contracts at cost, net of depreciation ($1,949 in 2013 and $15,948 in 2012)	27,598	42,286
Less accumulated depreciation	(143,429)	(160,525)
Total real estate	700,294	930,433
Notes and interest receivable
Performing (including $145,754 in 2013 and $114,275 in 2012 from related parties)	153,275	120,998
Non-performing	3,140	4,175
Less allowance for estimated losses (including $15,809 in 2013 and $18,962 in 2012 from related parties)	(19,600)	(21,704)
Total notes and interest receivable	136,815	103,469
Cash and cash equivalents	16,437	13,399
Restricted cash	32,929	34,518
Investments in unconsolidated subsidiaries and investees	3,789	8,168
Receivable from related party	14,086	-
Other assets	38,972	45,358
Total assets	$943,322	$1,135,345

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$618,930	$794,966
Notes related to assets held for sale	17,100	18,915
Notes related to assets subject to sales contracts	23,012	55,976
Payable to related parties	-	10,922
Deferred revenue (including $74,303 in 2013 and $71,303 in 2012 from sales to related parties)	76,148	73,148
Accounts payable and other liabilities (including $15,394 in 2013 and $13,553 in 2012 to related parties)	73,271	96,314
	808,461	1,050,241

Shareholders’ equity:
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued and outstanding 3,353,954 shares in 2013 and 2012 (liquidation preference $10 per share), including 900,000 shares in 2013 and 2012 held by subsidiaries. Series K: $2.00 par value, authorized, issued and outstanding 135,000 and 0 shares in 2013 and 2012, respectively (liquidation preference $22 per share), held by TCI (consolidated)	4,908	4,908
Common stock, $.01 par value, authorized 100,000,000 shares; issued 11,941,174 and outstanding 11,525,389 shares in 2013 and in 2012	115	115
Treasury stock at cost; 415,785 shares in 2013 and 2012 and 229,214 shares held by TCI (consolidated) as of 2013 and 2012	(6,395)	(6,395)
Paid-in capital	102,974	105,700
Retained earnings	(11,795)	(53,071)
Accumulated other comprehensive loss	-	(786)
Total American Realty Investors, Inc. shareholders' equity	89,807	50,471
Non-controlling interest	45,054	34,633
Total equity	134,861	85,104
Total liabilities and equity	$943,322	$1,135,345